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                                                                    Exhibit 99.3


                    Consent of Banc of America Securities LLC


April 30, 2002

Board of Directors
Trendwest Resorts, Inc.
9805 Willows Road
Redmond, WA  98052

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 28, 2002, to the Board of Directors of Trendwest Resorts, Inc. (the "Company") regarding the proposed merger of the Company with a wholly owned subsidiary of Cendant Corporation in Cendant Corporation's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "Summary - Trendwest's Reasons for the Merger," "Summary - Opinions of Trendwest's Financial Advisors," "The Merger - Background of the Merger," "The Merger - Trendwest's Reasons for the Merger," "The Merger - Opinions of Trendwest's Financial Advisors," and "The Merger Agreement - Representations and Warranties". In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.


Very truly yours,



BANC OF AMERICA SECURITIES LLC